THESE WARRANTS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE WARRANTS MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON OR A PERSON IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 5, 2016

WARRANTS TO PURCHASE COMMON SHARES

OF

DXI ENERGY INC.

(governed by the *Business Corporations Act* (British Columbia))

Warrant Certificate No. 2015-1

Number of Warrants represented by this Certificate: 9,000,000

EXERCISABLE AT ANY TIME PRIOR TO 5:00 P.M. (VANCOUVER TIME), ON THE EXPIRY DATE (AS DEFINED BELOW) AT WHICH TIME THESE WARRANTS SHALL EXPIRE AND BE NULL AND VOID.

THIS IS TO CERTIFY THAT, for value received, **HODGKINSON EQUITIES CORP.** (the "**Holder**") is the registered holder of Nine Million (9,000,000) Warrants to purchase common shares ("**Common Shares**") in the capital of **DXI ENERGY INC.**, a corporation governed by the *Business Corporations Act* (**British Columbia**), (the "**Corporation**"). Each Warrant represented by this warrant certificate (the "**Certificate**") entitles the holder thereof to acquire one fully paid and non-assessable common share in the capital of the Corporation (a "**Common Share**"), as such shares were constituted on the date of this Certificate, in the manner and subject to the restrictions and adjustments set forth herein, at the absolute discretion of the Holder, either (i) Cdn$0.45 per Common Share or (ii) US$0.35 per Common Share, subject to adjustment in accordance with the provisions of Section 12, at any time prior to 5:00 p.m. (Vancouver time) on the Expiry Date (defined in Schedule "A" hereto), by surrendering to the Corporation at its offices at Suite 598 – 999 Canada Place, Vancouver, British Columbia, V6C 3E1, Attn: David Matheson, Chief Financial Officer, this Certificate, with a completed and executed subscription form, and payment in full for the Common Shares being purchased.

The Corporation shall treat the Holder as the absolute owner of this Certificate for all purposes and the Corporation shall not be affected by any notice or knowledge to the contrary. The Holder shall be entitled to the rights evidenced by this Certificate free from all equities and rights of set-off or counterclaim between the Corporation and the original or any intermediate holder and all persons may act accordingly and the receipt by the Holder of the Common Shares issuable upon exercise hereof shall be a good discharge of the Corporation and the Corporation shall not be bound to inquire into the title of any such Holder.

This Certificate is issued upon the terms and conditions as are set out in Schedule "A" hereto, which terms, conditions and provisions are attached hereto and are incorporated herein and form a part hereof. Unless the context otherwise requires, capitalized expressions herein shall have the meanings provided for in Schedule "A" hereto.

IN WITNESS WHEREOF the Corporation has executed this Warrant Certificate this 4th day of December, 2015.

DXI ENERGY INC.

Per: ______________________

Name: David Matheson

Title: Chief Financial Officer

SCHEDULE "A"
TO THE WARRANT CERTIFICATE DATED DECEMBER 4, 2015 OF DXI ENERGY INC.

The following terms and conditions are applicable to the Warrant Certificate dated December 4, 2015.

1. **Definitions:** In this Certificate, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings namely:

a) "Adjustment Period" means the period commencing on the date hereof and ending at the Expiry Time;

b) "Business Day" means a day (other than a Saturday, Sunday or statutory holiday) on which banks are generally open for business in the City of Vancouver, British Columbia;

c) "Certificate" means this certificate evidencing the Warrants;

d) "Common Shares" means the common shares of the Corporation as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or otherwise changed pursuant to any of the events set out in Section 12 hereof;

e) "Corporation" means DXI Energy Inc., a corporation governed by the *Business Corporations Act* (British Columbia) and its successors and assigns;

f) "Current Market Price" in respect of a security at any date means:

(i) the Volume Weighted Average Trading Price per security for the five (5) consecutive Trading Days ending on the Trading Day prior to such date on the Principal Securities Exchange; or

(ii) if such securities are not listed or quoted on the Principal Securities Exchange during all or part of such period during which the Current Market Price thereof would otherwise be determined, the Current Market Price in respect of such securities will in respect of all or such part of the period be determined by a firm of independent nationally recognized investment dealers chosen by the Corporation;

g) "Dividends Paid in the Ordinary Course" means dividends paid in any financial year of the Corporation, whether in (i) cash, (ii) shares of the Corporation, (iii) warrants or similar rights to purchase any shares of the Corporation or property or other assets of the Corporation provided that the value of such dividends does not in such financial year exceed the greater of:

(i) 150% of the aggregate amount of dividends paid by the Corporation on the Common Shares in the 12-month period ending immediately prior to the first day of such financial year, and

(ii) 100% of the consolidated net earnings from continuing operations of the Corporation, before any extraordinary items, for the 12-month period ending immediately prior to the first day of such financial year (such consolidated net

earnings from continuing operations to be computed in accordance with generally accepted accounting principles in Canada);

h) "Exercise Price" means the purchase price payable for each Common Share issuable upon exercise of each Warrant, such price to be either at the absolute discretion of the Holder: (i) Cdn$0.45 per Common Share or (ii) US$0.35 per Common Share, subject to adjustment in accordance with the provisions of Section 12;

i) "Expiry Date" means December 4, 2020;

j) "Expiry Time" means, in respect of a Warrant, 5:00 p.m. (Vancouver Time) on the Expiry Date;

k) "Governmental Authority" means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government or any governmental or public department, (ii) court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (iii) self-regulatory organization or authority, including the TSX or the NYSE MKT, (iv) subdivision, agent, commission, board or authority of any of the foregoing, or (v) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing and includes a Securities Regulatory Authority;

l) "Holder" means the holder set forth on the first page and its successors and assigns;

m) "IFRS" means International Financial Reporting Standards;

n) "NYSE MKT" means the NYSE MKT LLC;

o) "person" means any individual, firm, partnership, company, corporation or other body corporate, government, governmental body, agency, instrumentality, unincorporated body or association and the heirs, executors, administrators or other legal representatives of an individual;

p) "Principal Securities Exchange" means, in respect of a security, the national stock exchange, automated inter-dealer quotation system, alternative trading system or over-the-counter market upon which such securities are listed or quoted and which forms the primary trading market by volume for such securities;

q) "Securities Regulatory Authorities" means the securities commissions or similar regulatory authorities in each of the provinces of British Columbia, Alberta, Ontario and Quebec and the TSX and the NYSE MKT;

r) "Subsidiary" or "subsidiary" means: (i) any corporation or company of which at least a majority of the outstanding securities having by the terms thereof ordinary voting power to elect a majority of the board of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Corporation; (ii) any partnership of which, at the time, the Corporation directly, indirectly or beneficially owns or controls at least a majority of the voting interests (however designated) thereof, or otherwise controls such partnership; and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Corporation;

s) "successor corporation" has the meaning set forth in Section 14(a);

t) "Trading Day" means, with respect to any Principal Securities Exchange or any other market for securities, any day on which such exchange or market is open for trading or quotation;

u) "TSX" means the Toronto Stock Exchange;

v) "U.S. Securities Act" means the United States *Securities Act of 1933*, as amended;

w) "United States" and "U.S. Person" have the meaning given to such terms under Regulation S of the U.S. Securities Act. For purposes of Regulation S, "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia. "U.S. Person" includes, with certain exceptions, any resident of the United States, and partnership or corporation organized or incorporated under the laws of the United States;

x) "Volume Weighted Average Trading Price" or "VWAP" means, in respect of a security, the amount determined by dividing the aggregate sale price of all such securities sold on the TSX during a particular period by the aggregate number of such securities sold during the particular period, calculated including only trades made on the TSX during normal trading hours;

y) "Warrant Shares" means the common shares issued upon exercise of the Warrant; and

z) "Warrants" means the common share purchase warrants represented by this Certificate, each common share purchase warrant exercisable to purchase one Common Share at the Exercise Price until the Expiry Time.

2. <u>Time for Expiry:</u>

At the Expiry Time, all rights under the Warrants evidenced by this Certificate, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect.

3. <u>Exercise Procedure:</u>

a) The Holder may exercise the right to subscribe for and purchase the number of Common Shares herein provided for by delivering to the Corporation prior to the Expiry Time at the office of the Corporation, as set out above, this Certificate, with the subscription form attached hereto duly completed and executed by the Holder or the Holder's legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Corporation, together with a certified cheque or bank draft or such other method of payment acceptable to the Corporation payable to or to the order of the Corporation in an amount equal to the aggregate Exercise Price in respect of the Warrants so exercised. This Certificate shall be deemed to be surrendered only upon delivery thereof to the Corporation at the office of the Corporation as set forth herein (or to such other address as the Corporation may notify the Holder).

b) Upon such delivery as aforesaid, the Corporation shall cause to be issued to the Holder hereof the Common Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Certificate and the Holder hereof shall become a shareholder of the Corporation in respect of the Common Shares subscribed for with effect from the date of such delivery and shall be entitled to delivery of a certificate evidencing the Common Shares and the Corporation shall cause such certificate or certificates to be mailed to the Holder at the address or addresses specified in such subscription as soon as practicable, and in any event within five (5) Business Days of such delivery.

c) In the event that this Warrant is exercised before April 5, 2016, the certificate representing the Common Shares issued upon such exercise shall bear the following legend:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 5, 2016"

provided that, if at any time, in the opinion of counsel to the Corporation, such legend is no longer necessary or advisable under any such securities laws, or the holder of any such legended certificate, provides the Corporation with evidence satisfactory in form and substance to the Corporation (which may include an opinion of counsel satisfactory to the Corporation) to the effect that such legend is not required, such legended certificate may thereafter be surrendered to the Corporation in exchange for a certificate which does not bear such legend.

d) The Warrants represented by this Certificate have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. These Warrants may not be exercised in the United States or by or on behalf of, or for the account or benefit of, a U.S. Person or person in the United States, except pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. Prior to the issuance of any Warrant Shares upon the exercise of any Warrants, the Corporation may require delivery of evidence reasonably satisfactory to it, to the effect that such issuance of Warrant Shares is not required to be registered under the U.S. Securities Act or applicable state securities laws. If required by the U.S. Securities Act or state securities laws, certificates representing Warrant Shares shall also bear applicable restrictive resale legends.

4. Cashless Exercise: If at the time of exercise hereof (i) there is no effective registration statement registering the Warrant Shares, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, and (ii) all of the Warrant Shares are not then registered for resale by Holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), then this Warrant may only be exercised, in whole or in part, at such time by means of a "cashless exercise" in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

A = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a "cashless exercise," as set forth in the applicable subscription form;

B = the Exercise Price of this Warrant, as adjusted hereunder; and

X = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

5. **Partial Exercise:** The Holder may subscribe for and purchase a number of Common Shares less than the number the Holder is entitled to purchase pursuant to this Certificate. In the event of any such subscription prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new Certificate in respect of the balance of the Common Shares which the Holder was entitled to subscribe for pursuant to this Certificate and which were then not purchased.

6. **No Fractional Shares:** Notwithstanding any adjustments provided for in Section 12 hereof or otherwise, the Corporation shall not be required upon the exercise of any Warrants to issue fractional Common Shares in satisfaction of its obligations hereunder and, in any such case, the number of Common Shares issuable upon the exercise of any Warrants shall be rounded down to the nearest whole number.

7. **Exchange of Warrant Certificates:** This Certificate may, upon compliance with the reasonable requirements of the Corporation, be exchanged for warrant certificates in any other denomination representing in the aggregate the same number of Warrants and entitling the Holder thereof to subscribe for and purchase an equal aggregate number of Common Shares at the same Exercise Price and on the same terms as this Certificate. The Corporation will sign all warrant certificates necessary to carry out the exchanges contemplated herein. Any warrant certificates tendered for exchange will be surrendered to the Corporation and cancelled. The Corporation may charge a reasonable sum for each new warrant certificate issued upon exchange. The party requesting the exchange, as a condition precedent thereto, will pay such charges and will pay or reimburse the Corporation for all eligible transfer taxes or governmental or other similar transfer charges required to be paid in connection therewith.

8. **Transfer of Warrants:** Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Corporation or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Corporation shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant shares without having a new Warrant issued.

9. **Not a Shareholder:** Nothing in this Certificate or in the holding of a Warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Corporation.

10. **No Obligation to Purchase:** Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for or the Corporation to issue any Common Shares except those

Common Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

11. **Covenants:**

a) The Corporation covenants and agrees that so long as any Warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the right of purchase herein provided for, it will cause the Common Shares subscribed for and purchased in the manner herein provided to be issued and delivered as directed and such Common Shares shall be issued as fully paid and non-assessable Common Shares and the holders thereof shall not be liable to the Corporation or to its creditors in respect thereof.

b) The Corporation shall use all reasonable best efforts to: (i) preserve and maintain its corporate existence; (ii) ensure that the Common Shares outstanding or issuable from time to time upon the exercise of the Warrants are listed and posted for trading on the TSX or the NYSE MKT or another Principal Securities Exchange; and (iii) remain a reporting issuer in good standing with the Securities Regulatory Authorities. The Corporation shall use all reasonable best efforts to have any order of a Securities Regulatory Authority ceasing the trading of the Common Shares promptly revoked.

c) If the issuance of the Common Shares upon the exercise of the Warrants requires any filing or registration with or approval of any Securities Regulatory Authority or other Governmental Authority or compliance with any other requirement under any law before such Common Shares may be validly issued (other than the filing of a prospectus or similar disclosure document), the Corporation agrees to take such actions as may be necessary to secure such filing, registration, approval or compliance, as the case may be.

d) The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting of the intentions and provisions of this Warrant.

12. **Adjustments:**

a) Adjustment: The rights of the Holder, including the number of Common Shares issuable upon the exercise of the Warrant represented by this Certificate, will be adjusted from time to time in the events and in the manner provided in, and in accordance with the provisions of, this Section.

b) The Exercise Price in effect at any date will be subject to adjustment from time to time as follows:

(i) Share Reorganization: If and whenever at any time during the Adjustment Period, the Corporation shall (A) subdivide, redivide or change the outstanding Common Shares into a greater number of Common Shares, (B) consolidate, combine or reduce the outstanding Common Shares into a lesser number of Common Shares, or (C) fix a record date for the issue of Common Shares or securities convertible into or exchangeable for Common Shares to all or substantially all of the holders of Common Shares by way of a stock dividend

or other distribution other than a cash Dividend Paid in the Ordinary Course, (or a stock dividend paid in lieu of such cash dividend) then, in each such event, the Exercise Price shall, on the record date for such event or, if no record date is fixed, the effective date of such event, be adjusted so that it will equal the rate determined by multiplying the Exercise Price in effect immediately prior to such date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such date before giving effect to such event, and of which the denominator shall be the total number of Common Shares outstanding on such date after giving effect to such event. Such adjustment shall be made successively whenever any such event shall occur. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date for such stock dividend for the purpose of calculating the number of outstanding Common Shares under Sections 12(i) and (ii).

(ii) Reclassifications: If and whenever at any time during the Adjustment Period, there is (A) any reclassification of or amendment to the outstanding Common Shares, any change of the Common Shares into other shares or any other reorganization of the Corporation (other than as described in Section 12), (B) any consolidation, amalgamation, arrangement, merger or other form of business combination of the Corporation with or into any other corporation resulting in any reclassification of the outstanding Common Shares, any change of the Common Shares into other shares or any other reorganization of the Corporation, or (C) any sale, lease, exchange or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity, then, in each such event, the Holder of this Warrant which is thereafter exercised shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such exercise, the kind and number or amount of shares or other securities or property which such Holder would have been entitled to receive as a result of such event if, on the effective date thereof, such Holder had been the registered holder of the number of Common Shares to which such Holder was theretofore entitled upon such exercise. If necessary as a result of any such event, appropriate adjustments will be made in the application of the provisions set forth in this subsection with respect to the rights and interests thereafter of the Holder of this Certificate to the end that the provisions set forth in this subsection will thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or other securities or property thereafter deliverable upon the exercise of a Warrant. Any such adjustments will be made by and set forth in an instrument supplemental hereto approved by the directors, acting reasonably, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

c) If at any time during the Adjustment Period any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of Section 12 of this Certificate, then the number of Common Shares purchasable upon the subsequent exercise of Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Common Shares purchasable upon the exercise of Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

13. **Rules Regarding Calculation of Adjustment of Exercise Price:**

a) The adjustments provided for in Section 12 are cumulative and will, in the case of adjustments to the Exercise Price, be computed to the nearest whole Common Share and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 13.

b) No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment in the Exercise Price is required unless such adjustment would result in a change of at least one one-hundredth of a Common Share; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

c) No adjustment in the Exercise Price will be made in respect of any event described in Section 12, other than the events referred to in Section 12(b)(ii) or Section 12(c), if the Holder is entitled to participate in such event on the same terms, *mutatis mutandis*, as if the Holder had exercised the Warrants represented by this Certificate prior to or on the effective date or record date of such event. Any participation by the Holder in a distribution, dividend or other event referred to in Section 12 is subject to the prior approval of any stock exchange on which the Common Shares are then listed.

d) No adjustment in the Exercise Price will be made under Section 12 in respect of the issue from time to time of Common Shares issuable from time to time as Dividends Paid in the Ordinary Course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend.

e) If at any time a question or dispute arises with respect to adjustments provided for in Section 12, such question or dispute will be conclusively determined by the auditor of the Corporation or, if the auditor is unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the directors of the Corporation and any such determination, subject to regulatory approval and absent manifest error, will be binding upon the Corporation and the Holder. The Corporation will provide such auditor or firm of chartered accountants with access to all necessary records of the Corporation.

f) In case the Corporation after the date of issuance of the Warrants represented by this Certificate takes any action affecting the Common Shares, other than action described in Section 12, which in the opinion of the board of directors of the Corporation would materially affect the rights of the Holder, the Exercise Price will be adjusted in such manner, if any, and at such time, by action of the directors of the Corporation in their sole discretion, acting reasonably and in good faith, but subject in all cases to any necessary regulatory approval including for greater certainty, the approval of the TSX and NYSE MKT. Failure of the taking of action by the directors of the Corporation so as to provide for an adjustment on or prior to the effective date of any action by the Corporation affecting the Common Shares will be conclusive evidence that the board of directors of the Corporation has determined that it is equitable to make no adjustment in the circumstances.

g) If the Corporation sets a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, decides not to implement its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date.

h) In the absence of a resolution of the directors of the Corporation fixing a record date for any event which would require any adjustment to the Warrants represented by this Certificate, the Corporation will be deemed to have fixed as the record date therefor the date on which the event is effected.

i) As a condition precedent to the taking of any action which would require any adjustment to the Warrants represented by this Certificate, including the Exercise Price, the Corporation shall take any corporate action which may be necessary in order that the Corporation or any successor to the Corporation or successor to the undertaking or assets of the Corporation, if necessary, have unissued and reserved in its authorized capital and in any event may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

j) The Corporation will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 12, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exercise Price.

k) In any case in which this section shall require that an adjustment shall become effective immediately after a record date for or an effective date of an event referred to herein, the Corporation may defer, until the occurrence and consummation of such event, issuing to the Holder, if exercised after such record date or effective date and before the occurrence and consummation of such event, the additional Common Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such event, provided, however, that the Corporation will deliver to the Holder an appropriate instrument evidencing the Holder's right to receive such additional Common Shares or other securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Common Shares or other securities or property declared in favour of the holders of record of Common Shares or of such other securities or property on or after the Exercise Date or such later date as the Holder would, but for the provisions of this subsection, have become the holder of record of such additional Common Shares or of such other securities or property.

14. **Consolidation and Amalgamation:**

a) The Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a "**successor corporation**") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Corporation and the successor corporation shall have executed such

instruments and done such things as the Corporation, acting reasonably, considers necessary or advisable to establish that upon the consummation of such transaction:

(i) the successor corporation will have assumed all the covenants and obligations of the Corporation under this Certificate, and

(ii) the Warrants and the terms set forth in this Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Certificate.

b) Whenever the conditions of Section 14(a) shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Corporation under this Certificate in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

15. **Representation and Warranty:** The Corporation hereby represents and warrants with and to the Holder that the Corporation is duly authorized and has the corporate and lawful power and authority to create and issue the Warrants and this Certificate and the Common Shares issuable upon the exercise hereof and perform its obligations hereunder and that this Certificate represents a valid, legal and binding obligation of the Corporation enforceable in accordance with its terms.

16. **Lost Certificate:** If this Certificate becomes stolen, lost, mutilated or destroyed the Corporation may, on such terms as it may in its discretion, acting reasonably, impose, issue and countersign a new Certificate of like denomination, tenor and date as the Certificate so stolen, lost mutilated or destroyed.

17. **Governing Law:** This Certificate shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws, rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

18. **Severability:** If any one or more of the provisions or parts thereof contained in this Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

19. **Headings and Numbering of Articles:** The headings of the articles, sections, subsections and clauses of this Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Certificate. Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, subclause or schedule refers to the article, section, subsection, clause, subclause or schedule bearing that number or letter in this Certificate.

20. **Gender:** Whenever used in this Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

21. **Day not a Business Day:** In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

22. **Binding Effect:** This Certificate and all of its provisions shall enure to the benefit of the Holder, its successors, assigns and legal personal representatives and shall be binding upon the Corporation and its successors.

23. **Notice:** Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent by facsimile or electronic delivery, prepaid same day courier or first class mail addressed as follows:

If to the Holder at

The latest address of the Holder as recorded on the books of the Corporation

If to the Corporation at:

DXI Energy Inc.
World Trade Centre, 598 – 999
Canada Place Vancouver, BC, V6C 3E1

Attention: **David Matheson**
Facsimile No.:604-638-5052
Email: dmatheson@DXI.com

Any notice given as aforesaid shall conclusively be deemed to have been received by the addressee, if sent by facsimile or electronic delivery the day of transmission or, if such day is not a Business Day, on the next Business Day, if sent by courier, on the next following Business Day and, if sent by mail, on the fifth day following the posting thereof.

24. **Time of Essence:** Time is of the essence hereof.

Remainder of this Page Intentionally Left Blank.

SCHEDULE "B"

SUBSCRIPTION FORM

TO: DXI Energy Inc. (the "**Corporation**")
Suite 598 – 999 Canada Place
Vancouver, BC V6C 3E1

The undersigned holder of the within Warrants hereby irrevocably exercises the right of such holder to be issued and hereby subscribes for ____________________ Common Shares of the Corporation at the Exercise Price referred to in the attached Certificate on the terms and conditions set forth in such Certificate and encloses herewith cash or a certified cheque, bank draft or money order payable at par in the City of Vancouver to the order of DXI Energy Inc. in payment in full of the subscription price of the Common Shares hereby subscribed for.

At the time of exercise hereunder, the undersigned represents, warrants and certifies as follows (check one):

___ 1. The undersigned hereby certifies that it (i) is not in the United States (as defined in Regulation S ("**Regulation S**") under the United States Securities Act of 1933, as amended (the "**U.S. Securities Act**"); (ii) is not a U.S. Person as defined in Regulation S; (iii) is not exercising the Warrants on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States; (iv) did not acquire the Warrants in the United States or on behalf of or for the account or benefit of a U.S. Person or a person in the United States; (v) did not receive an offer to exercise the Warrants in the United States; and (vi) did not execute or deliver this Subscription Form in the United States, and has, in all other respects, complied with the terms of Regulation S in connection herewith.

___ 2. The undersigned hereby certifies that an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws is available for the exercise of the Warrants, and attached hereto is a written opinion of U.S. counsel or other evidence in form and substance reasonably satisfactory to the Corporation to that effect.

Please issue a certificate for the Common Shares being purchased as follows:

(Note: Until the expiry of the hold period pursuant to National Instrument 45-102 – *Resale of Securities* and subject to other applicable securities laws, the certificate must be issued in the name of the undersigned.)

Name: ____

Address: ____

____

If applicable, please deliver a Certificate in respect of the balance of the Warrants referred to in the attached Certificate but not presently subscribed for, to the undersigned.

SCHEDULE "C"

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

By signing below, the Holder certifies to the best of its knowledge that, if this assignment is on a date within four months and one day from the issuance of the Warrant, the assignee of the above shares is not a Canadian resident or otherwise subject to Canadian law and is not acquiring these shares on behalf of, or for the account or benefit of such a person.

Registration Instruction	Delivery Instruction (If different from Registration)
Name: ____________________ Address: ____________________ ____________________ ____________________ ____________________ Phone #____________________ Email #____________________	Name: ____________________ Address: ____________________ ____________________ ____________________ ____________________

Dated: ______________, _______

Holder's Signature: ____________________________

Holder's Address: ____________________________

____

Holder's Phone #: ____________________________

Holder's Email: ____________________________

Signature Guaranteed: ____

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.